UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2025 (July 23, 2025)

Matson, Inc.

(Exact Name of Registrant as Specified in its Charter)

_____________________

Hawaii	001-34187	99-0032630
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 Sand Island Parkway
Honolulu, Hawaii	96819
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (808) 848-1211

(Former Name or former address, if changed since last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, without par value	MATX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.Entry Into a Material Definitive Agreement.

Amendment to Credit Agreement

On July 23, 2025, Matson, Inc. (“Matson” or the “Company”) entered into a Third Amended and Restated Credit Agreement (the “Credit Agreement”) with Bank of America, N.A. as Agent, and the lenders party thereto. The Credit Agreement amends and restates that certain Second Amended and Restated Credit Agreement dated as of March 31, 2021 (as amended, supplemented or otherwise modified prior to the Closing Date, the “Prior Credit Agreement”). All obligations of the Company under the Credit Agreement are guaranteed by Matson’s principal operating subsidiary Matson Navigation Company, Inc., and by certain other subsidiaries.

The Credit Agreement has a five-year maturity and provides loan commitments to the Company in the aggregate amount of $550,000,000, with an uncommitted $300,000,000 increase option. Matson reduced the size of its credit facility from $650 million to $550 million due to: (i) the nearly fully-funded status of the new Aloha Class vessel build program; and (ii) Matson’s expected lower level of capital needs for the remainder of the decade due in part to its next Jones Act build cycle which is not anticipated until the mid-2030s.

The Credit Agreement provides for amendments to certain covenants and other terms set forth in the Prior Credit Agreement, including (i) amending the pricing grid to provide for pricing ranging from, at the Company’s election, Secured Overnight Financing Rate (“SOFR”) plus a margin between 1.125% and 1.75% depending on the Company’s consolidated net leverage ratio, or base rate plus a margin between 0.125% and 0.75% depending on the Company’s consolidated net leverage ratio, and (ii) eliminating the minimum consolidated interest coverage ratio financial covenant. The Company may prepay any amount outstanding under the Credit Agreement without premium or penalty, in accordance with the terms of the Credit Agreement. The Credit Agreement contains affirmative, negative and financial covenants customary for financings of this type, including, among other things, limitations on certain other indebtedness, loans and investments, liens, mergers, asset sales, and transactions with affiliates. The Credit Agreement also contains customary events of default. Customary fees were paid in connection with the closing of the Credit Agreement.

The foregoing description is qualified in its entirety by the terms and conditions set forth in the Credit Agreement, a copy of which will be filed in accordance with the rules of the Securities and Exchange Commission.

Amendments to Existing Private Placement Facilities

On July 23, 2025, Matson and the holders of notes party thereto entered into amendments (collectively, the “2025 Note Amendments”) to each of (i) the Third Amended and Restated Note Purchase Agreement and Private Shelf Agreement dated as of September 14, 2016, among Matson and the holders of the notes issued thereunder, as amended, and (ii) the Note Purchase Agreement dated December 21, 2016 among Matson and the holders of the notes issued thereunder, in each case as amended prior to such date.

The 2025 Note Amendments provide for amendments to certain covenants and other terms, including eliminating the minimum consolidated interest coverage ratio financial covenant. Customary fees were paid in connection with the closing of the 2025 Note Amendments.

The foregoing description is qualified in its entirety by the terms and conditions set forth in the 2025 Note Amendments, a copy of which will be filed in accordance with the rules of the Securities and Exchange Commission.

Item 2.03.Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 herein is hereby incorporated in its entirety into Item 2.03 by reference.

Item 9.01.Financial Statements and Exhibits.

(a) - (c) Not applicable.

(d) Exhibits.

The exhibits listed below are being furnished with this Form 8-K.

104	Cover Page Interactive Data File (formatted in Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATSON, INC.

/s/ Joel M. Wine
Joel M. Wine
Executive Vice President and Chief Financial Officer

Dated: July 24, 2025

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